                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant              [  X  ]
Filed by a Party other than the Registrant                 [     ]
Check the appropriate box:
[     ]  Preliminary Proxy Statement
[     ]  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[  X  ]  Definitive Proxy Statement
[     ]  Definitive Additional Materials
[     ]  Soliciting Material Pursuant to sections 240.14a-11(c) or sections 240.14a-12


                            PAUL HARRIS STORES, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  X  ]  No fee required.
[     ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         1)    Title of each class of securities to which transaction applies:

         2)    Aggregate number of securities to which transaction applies:

               ------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction:

         5)    Total fee paid:

[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)    Amount Previously Paid:

         2)    Form, Schedule or Registration Statement No.:

         3)    Filing Party:

         4)    Date Filed:

                            PAUL HARRIS STORES, INC.
                                6003 GUION ROAD
                          INDIANAPOLIS, INDIANA 46254
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999
                            ------------------------

To the Shareholders of Paul Harris Stores, Inc.:

     The annual meeting of shareholders of Paul Harris Stores, Inc. (the "Company") will be held on Wednesday, May 19, 1999, 9:00 a.m., local time, at the Paul Harris store at 11 South Meridian Street, Indianapolis, Indiana, for the following purposes:

     1. To elect two directors to the Board of Directors of the Company to serve until the 2002 Annual Meeting of Shareholders and until their successors are elected and have qualified;

     2. To approve the proposed amendment to the Company's 1996 Stock Option and Incentive Plan, which increases from 1,000,000 to 2,000,000 the number of shares of the Company's common stock, without par value, subject to issuance under the plan;

     3. To approve an amendment of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's common stock, without par value, from 20,000,000 to 40,000,000;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 1999 fiscal year; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 11, 1999 are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

                                          By Order of the Board of Directors
                                      /s/ KEITH L. HIMMEL, JR.
                                          Keith L. Himmel, Jr.
                                          Secretary

Indianapolis, Indiana
April 14, 1999

            SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE
             REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY
             AS PROMPTLY AS POSSIBLE IN THE SELF-ADDRESSED, STAMPED
                RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS
                          MAILED IN THE UNITED STATES.

                            PAUL HARRIS STORES, INC.
                                6003 GUION ROAD
                          INDIANAPOLIS, INDIANA 46254
                                 (317) 293-3900
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed Proxy is solicited by the Board of Directors of Paul Harris Stores, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, May 19, 1999, at 9:00 a.m., local time, at the Paul Harris store at 11 South Meridian Street, Indianapolis, Indiana, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Proxies will be voted in accordance with the directions specified therein. ANY PROXY ON WHICH NO DIRECTIONS ARE SPECIFIED WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE TWO NOMINEES NAMED HEREIN AND FOR PROPOSALS 2, 3 AND 4. These proxy solicitation materials and the accompanying Annual Report to Shareholders for the fiscal year ended January 30, 1999 (the "1998 fiscal year") are first being sent to shareholders on or about April 14, 1999.

     As of March 11, 1999, the record date fixed for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting, there were outstanding 10,798,814 shares of the Company's Common Stock (the "Common Stock"). Each share of Common Stock entitles the holder thereof on the record date to one vote with respect to each matter to be acted upon at the Annual Meeting.

     Any Proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering to the principal office of the Company either a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     A majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting will constitute a quorum for the purpose of conducting business at the Annual Meeting. The election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. The approval of Proposals 2 and 4 are subject to the vote of the holders of a greater number of shares favoring approval than those opposing it. The approval of Proposal 3 is subject to the affirmative vote of a majority of the shares outstanding and entitled to vote on the matter. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected under Proposal 1 or whether Proposals 2 and 4 will be approved, but with respect to Proposal 3, broker non-votes and abstentions would have the same effect as a vote against such proposal.

     The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their judgment on such matters. To be considered at the Annual Meeting, any matters proposed by shareholders must comply with the advance notification requirements set forth in the Company's By-Laws. A copy of the advance notification requirements may be obtained from Keith L. Himmel, Jr., Secretary, Paul Harris Stores, Inc., 6003 Guion Road, Indianapolis, Indiana 46254.

     The cost of this Proxy solicitation will be borne by the Company. Proxies will be solicited by mail, telegram or telephone, and may be personally solicited by directors, officers and other employees of the

Company and by Corporate Investor Communication, Inc., a proxy solicitation firm, for a fee of $3,500, plus out-of-pocket expenses not to exceed $1,200. The telephone number of Corporate Investor Communication, Inc. is (201) 896-1900. Arrangements will be made with brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners.

                             PRINCIPAL SHAREHOLDERS

     The following table provides certain information as to each person known to the Company to be a beneficial owner on March 11, 1999 of more than five percent of the outstanding shares of the Company's Common Stock. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                 NUMBER OF SHARES     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIALLY OWNED    OF CLASS
------------------------------------                            ------------------    --------
Charlotte G. Fischer........................................         852,800(1)        7.35%
6003 Guion Road
Indianapolis, IN 46254

---------------

(1) Includes 811,000 shares which may be acquired pursuant to stock options exercisable within 60 days. Also includes 2,400 shares held by members of Ms. Fischer's family, the beneficial ownership of which are disclaimed by Ms. Fischer.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Based upon information provided by such individuals, the following table shows, as of March 11, 1999, the shares of the Company's Common Stock beneficially owned by each of the Company's directors and nominees for election to the Board, each executive officer of the Company named in the Summary Compensation Table, and all directors and executive officers as a group.

                                                                 NUMBER OF SHARES OF
                                                                     COMMON STOCK         PERCENT
NAME                                                            BENEFICIALLY OWNED(1)     OF CLASS
----                                                            ----------------------    --------
Richard A. Feinberg, Ph.D...................................             12,000                *
Charlotte G. Fischer........................................            852,800             7.35%
Thomas McCain...............................................                 --                *
James T. Morris.............................................             17,000                *
Leslie Nathanson Juris, Ph.D................................              8,000                *
John E. Peters..............................................             15,000                *
Sally M. Tassani............................................             21,000                *
John H. Boyers(2)...........................................            121,333             1.12%
All directors and executive officers as a group (8
  individuals)..............................................          1,047,133             8.93%

---------------

* Less than one percent

(1) Each person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her except: (i) 2,400 shares included as being owned by Ms. Fischer which are held by members of her family (Ms. Fischer disclaims beneficial ownership of such shares); (ii) the following shares subject to outstanding options which are exercisable within 60 days: Mr. Feinberg, 11,000 shares; Ms. Fischer, 811,000 shares; Ms. Juris, 8,000 shares; Mr. Morris, 11,000 shares; Mr. Peters, 5,000 shares; Ms. Tassani, 11,000 shares; Mr. Boyers, 73,333 shares; and all directors and executive officers as a group, 990,333 shares.

(2) Mr. Boyers was employed by the Company from March 6, 1995 to October 31,
    1998.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of six members divided into three classes. Pursuant to the Company's Amended and Restated Articles of Incorporation, the Board of Directors is to be divided into three classes, with each class serving a three-year term and each class containing the same number of directors as near as practicable.

     Two directors are to be elected at the Annual Meeting for a term expiring at the 2002 Annual Meeting. In order to equalize the number of directors in each class, Charlotte G. Fischer is standing for re-election this year even though her current term was not to expire until 2000. The Company's By-Laws currently provide for a Board of Directors consisting of six directors. The enclosed Proxy cannot be voted for a greater number of persons than the two nominees for director listed below.

     The following table sets forth certain information with respect to the nominees. In the event any nominee unexpectedly becomes unavailable for election, the enclosed Proxy will be voted for such person as may be designated by the present Board of Directors.

NOMINEES

                                                                                     NOMINEE
                                                                       DIRECTOR     FOR TERM
NAME OF NOMINEE                                                 AGE     SINCE      EXPIRING IN
---------------                                                 ---    --------    -----------
Richard A. Feinberg, Ph.D...................................    48       1997         2002
Charlotte G. Fischer........................................    49       1993         2002

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES.

CONTINUING DIRECTORS

     The following table contains certain information with respect to each other member of the Board of Directors whose term will continue after the Annual
Meeting:

                                                                       DIRECTOR    TERM EXPIRES
NAME OF DIRECTOR                                                AGE     SINCE           IN
----------------                                                ---    --------    ------------
James T. Morris.............................................    56       1996          2000
Sally M. Tassani............................................    50       1995          2000
Leslie Nathanson Juris, Ph.D................................    52       1998          2001
John E. Peters..............................................    51       1998          2001

BIOGRAPHICAL INFORMATION

     Richard A. Feinberg, Ph.D., is a Professor of Consumer Sciences and Retailing at Purdue University, a position he has held since 1989. His other current positions with Purdue University include Director of the Center for Customer Driven Quality, an Associate of the Business and Industrial Development Center, and a member of the board of directors of the Purdue University Press.

     Charlotte G. Fischer became the Chairman of the Board, President and Chief Executive Officer of the Company in January 1995. From April 1994 until January 1995, Ms. Fischer was Vice Chairman of the Board and Chief Executive Officer Designate of the Company. She was a consultant to the Company from September 1993, when she first joined the Board, until April 1994. From October 1991 to March 1994, Ms. Fischer was an independent retail consultant. In addition, she was the President of C.G.F., Inc. Ms. Fischer is a director of Trans World Entertainment Corp., Inc. and National City Bank of Indiana.

     Leslie Nathanson Juris, Ph.D. is a founding partner of Roberts, Nathanson & Wolfson, a consulting firm specializing in implementing strategy and managing complex organizational change. Prior to January 1, 1999, she was the managing director of Roberts, Nathanson & Wolfson, a position she had held for more than the past five years.

     James T. Morris is the chairman of the board and president and chief executive officer of IWC Resources Corporation, a water utility holding company, positions he has held for more than the past five years. Mr. Morris is also a director of NIPSCO Industries, Inc., American United Life and National City Bank of Indiana.

     John E. Peters has been president of Oak Ridge Investments, an investment management company, since July 1998. He was president of Dreman Value Management LLC, an equity management company, from October 1997 to June 1998. From 1984 to 1996, he was employed by Zurich Kemper Investments, a mutual fund and cash management services firm, serving as senior vice president and managing director of the retail products business unit from 1990 to 1996 and as president and chief executive officer of Kemper Distributors, Inc. from 1994 to 1996.

     Sally M. Tassani became Executive Vice President-Marketing for the Company in July 1998. She was an independent consultant and subsequently a managing director of Tassani Partners LLC, a strategic marketing communications firm, from July 1997 to June 1998. She was senior vice president-director of direct marketing and sales promotion for Leo Burnett Company, Inc., an advertising agency, from October 1995 until July 1997. From August 1995 to September 1995, she was senior vice president of Bender, Browning, Dolby & Sanderson, an advertising agency. Prior to August 1995, she was the chief executive officer of Tassani & Paglia, Inc., a Chicago-based marketing consulting firm that she founded, for more than five years.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has a Finance and Audit Committee (the "Audit Committee") which is currently composed of Messrs. Feinberg, Peters and Morris. The Audit Committee meets periodically with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee met four times during the Company's 1998 fiscal year.

     The Board of Directors also has a Compensation and Stock Option Committee (the "Compensation Committee") which is currently composed of Mr. Feinberg, Ms. Juris, Mr. Morris and Mr. Peters. The Compensation Committee considers and authorizes remuneration arrangements for senior management, including the grant of options under the Company's option plans. The Compensation Committee met three times during the Company's 1998 fiscal year.

     The Board of Directors also has a Nominating Committee which is currently composed of Ms. Fischer, Ms. Juris and Ms. Tassani. The Nominating Committee nominates persons to serve as directors. The Nominating Committee met one time during the Company's 1998 fiscal year. The Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to nominate persons for election as directors must comply with the advance notification requirements contained in the Company's By-Laws, a copy of which is available upon request. Any such request or nominations should be addressed to Keith L. Himmel, Jr., Secretary, Paul Harris Stores, Inc., 6003 Guion Road, Indianapolis, IN 46254.

     During the Company's 1998 fiscal year, the Board of Directors held five meetings. Each director attended every meeting of the Board and every meeting of each committee of the Board of which he or she was a member.

     Directors who are not employees of the Company receive fees of $20,000 per annum for attending four regular meetings of the Board. Non-employee directors also receive fees for additional meetings of $1,000 (if attended in person) or $500 (if attended via telephone conference) per meeting. The Chairs of the Audit Committee, the Compensation Committee and the Nominating Committee receive additional fees of $3,000 per annum. Each member of such committees receives an additional $1,000 per annum.

     Directors who are not employees of the Company participate in the Company's Outside Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, annually each eligible director is granted an option to purchase 3,000 shares of Common Stock in the month following the annual meeting of shareholders. In addition, newly elected eligible directors receive an option to purchase 5,000 shares of Common Stock in the month following election. Pursuant to the Directors Plan, the option price per share is equal to the fair market value of one share of Common Stock on the date of grant. The options become exercisable six months following the date of grant and expire ten years following the date of grant. During 1998, eligible directors were granted options to purchase an aggregate of 22,000 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the annual and long-term compensation of each individual who served as an executive officer of the Company during the 1998 fiscal year for services rendered during the Company's 1998, 1997 and 1996 fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION                            AWARDS
                               ----------------------------------------------    --------------------------
                                                                     OTHER
                                                                     ANNUAL                      SECURITIES    ALL OTHER
                                                                    COMPEN-       RESTRICTED     UNDERLYING     COMPEN-
                               FISCAL                   BONUS        SATION      STOCK AWARDS     OPTIONS       SATION
NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)     ($)(1)        ($)            ($)            (#)         ($)(2)
---------------------------    ------    ----------    --------    ----------    ------------    ----------    ---------
Charlotte G. Fischer......      1998      $700,000     $200,000            --      $347,000(3)    175,000      $  3,052(4)
Chairman of the Board,          1997       500,000      550,000    $1,000,000(5)                   50,000         2,905(4)
President and Chief             1996       420,000      640,000(6)         --                     200,000         2,758(4)
Executive Officer
Sally Tassani(7)..........      1998       144,231            0            --                      60,000       121,894(8)
Executive Vice President        1997            --           --            --                          --            --
Marketing                       1996            --           --            --                          --            --
Thomas McCain(9)..........      1998        56,269            0            --                      50,000         1,855(10)
Senior Vice President of        1997            --           --            --                          --            --
Finance and Chief Financial     1996            --           --            --                          --            --
Officer
John H. Boyers(11)........      1998       175,000            0            --                           0         8,777(12)(13)
Senior Vice                     1997       175,000      135,000            --                           0         2,895(13)
President-Finance
and Treasurer                   1996       131,000       96,000            --                      50,000         2,187(13)

---------------

(1) Represents bonuses earned in the fiscal year indicated and paid or payable during the subsequent fiscal year.

(2) Unless otherwise indicated, all amounts are compensation related to group term life insurance premiums.

(3) Represents the value of an award of 50,000 shares of restricted stock calculated by multiplying the closing price of the Company's Common Stock on the date of grant, which was $6.94, by 50,000 shares. As of January 30, 1999, the value of such shares of restricted stock using the closing price of the Company's Common Stock on January 29, 1999 of $7.625 was $381,250.

(4)  Of the amounts shown, $1,747 for 1998, $1,600 for 1997 and $1,453 for 1996 represent Company-paid contributions to the 401(k) retirement plan. Company-paid contributions are fully vested upon contribution.

(5) Represents a one-time payment made to Ms. Fischer in connection with her employment agreement in recognition of past service and accomplishments. See "--Employment Agreements."

(6) The amount shown includes deferred compensation of $47,000, which was paid in 1998.

(7) Ms. Tassani became Executive Vice President -- Marketing in July 1998. The amounts shown do not include consulting fees of $116,000 and director fees of $14,195 earned prior to her being employed by the Company in July 1998.

(8) Of the amount shown, (i) $70,994 represents relocation expenses and income taxes on reimbursed amounts paid by the Company and (ii) $50,000 represents a signing bonus paid by the Company.

(9) Mr. McCain became Senior Vice President and Chief Financial Officer in October 1998.

(10) Of the amount shown, $1,591 represents relocation expenses and taxes on the reimbursed amounts.

(11) Mr. Boyers left the Company as of October 31, 1998. The Company agreed to pay a minimum severance benefit of six months' salary, continued medical and dental benefits for six months and relocation costs in the event his employment was terminated without cause.

(12) Of the amount shown, $5,697 represents relocation expenses paid by the Company.

(13) Of the amounts shown, $1,640 for 1998, $1,455 for 1997 and $747 for 1996 represent Company-paid contributions to the 401(k) retirement plan. Company paid contributions are fully vested upon contribution.

OPTION GRANTS

     The following table sets forth certain information concerning the number of shares and the terms and conditions of the stock options granted by the Company under the 1996 Stock Option and Incentive Plan (the "1996 Plan") during the Company's 1998 fiscal year to the individuals named in the Summary Compensation
Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                             --------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF     % OF TOTAL                                 ASSUMED ANNUAL RATES OF
                             SECURITIES     OPTIONS                                   STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO    EXERCISE                      FOR OPTION TERM($)(1)
                              OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION    ------------------------------
NAME                         GRANTED(#)   FISCAL YEAR    ($/SH)(2)    DATE(3)         5%($)            10%($)
----                         ----------   ------------   ---------   ----------    ------------    --------------
Charlotte G. Fischer.......   100,000        18.47%       $ 8.875       3/2/08(4)    $558,144        $1,414,446
                               50,000         9.23%         6.940      8/30/08(5)     218,226           553,029
                               25,000         4.62%         7.625      1/30/09(4)     119,883           303,807
Sally Tassani..............     3,000         0.55%        12.880       6/1/08(6)      24,300            61,582
                               10,000         1.85%        12.520       7/6/08(7)      78,738           199,537
                               10,000         1.85%        10.250       8/6/08(7)      64,462           163,359
                               10,000         1.85%         8.310       9/6/08(7)      52,261           132,440
                               30,000         5.54%         9.120      9/28/08(7)     172,066           436,048
Thomas McCain..............    50,000         9.23%         7.875     10/15/08(7)     247,627           627,536
John H. Boyers.............         0

---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulation and are not intended to forecast the possible future appreciation, if any, of the Common Stock.

(2) The exercise price is the closing market price per share of the Common Stock on the date of grant.

(3) All option grants to the named individuals in fiscal 1998 expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the termination of such individual's employment with the Company under certain specified circumstances.

(4) These options were immediately exercisable on the date of grant.

(5) These options become exercisable for 40,000 shares on the first anniversary date of the grant and for 5,000 shares on each of the second and third anniversary dates of the grant.

(6) These options were awarded when Ms. Tassani was a director of the Company and are exercisable six months from the date of grant.

(7) These options become exercisable in three equal installments on the first three anniversaries of the grant date.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information concerning stock option exercises by the individuals named in the Summary Compensation Table during the 1998 fiscal year and the unexercised stock options held by such individuals as of January 30, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                          SHARES ACQUIRED                              (#)                AT FISCAL YEAR-END ($)(1)
                            ON EXERCISE        VALUE       ---------------------------   ---------------------------
NAME                            (#)         REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------------   ------------   -----------   -------------   -----------   -------------
Charlotte G. Fischer....          0             $ 0          811,000        50,000       $1,736,000       $34,250
Sally Tassani...........          0               0           11,000        60,000               --            --
Thomas McCain...........          0               0                0        50,000               --            --
John H. Boyers(2).......          0               0           73,333        16,667          239,800            --

---------------

(1) The closing sale price of the Common Stock as reported on the Nasdaq National Market on January 29, 1999 was $7.625. Value is calculated on the basis of the difference between the exercise price and $7.625, multiplied by the number of "In-The-Money" shares of Common Stock underlying the options.

(2) Mr. Boyers was employed by the Company from March 6, 1995 to October 31,
    1998.

OTHER RETIREMENT PLANS

     The Company maintains a tax-qualified retirement savings plan for eligible employees which contains a cash or deferred arrangement described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") (the "401(k) Plan"). The 401(k) Plan permits participants to defer up to a maximum of 15% of their compensation (as defined in the 40l(k) Plan), subject to certain limits imposed by the Code. Participant salary deferrals were matched by the Company in an amount equal to 25% until January 1, 1998, when the amount was increased to 50%, up to a maximum of 4% of the participant's compensation. All amounts in the plan are fully vested when contributed.

EMPLOYMENT AGREEMENTS

     Charlotte G. Fischer is employed as the Company's Chief Executive Officer pursuant to an employment agreement which has a term ending January 31, 2003. The agreement will terminate earlier in the event of Ms. Fischer's death or disability, the Company's termination for "cause" (as defined therein) or upon 180 days' prior written notice by Ms. Fischer. Upon the occurrence of such events, Ms. Fischer would be entitled to receive the amount of base salary accrued prior to the termination of employment and to exercise any vested stock options for a period of at least six months, and, in the event of her death or disability, she would be entitled to a pro rata bonus for the year of termination and an extended option exercise period. In the event the Company terminates Ms. Fischer's employment without cause (which includes a "constructive termination" as defined therein), the Company shall pay to Ms. Fischer the base salary she would have been entitled to through January 31, 2003 had her employment not been terminated, but not less than $1,750,000, and a bonus for the fiscal year in which the termination occurs, assuming that she had worked to fiscal year-end. In such event, Ms. Fischer would also be entitled to exercise any stock option granted to her by the Company, to the extent vested and exercisable, at any time during the remaining term of the stock option. The agreement does not provide for severance benefits following the expiration of the term of the agreement on January 31, 2003.

     Under the agreement, Ms. Fischer is paid a base salary which is $775,000 for the 1999 fiscal year, and which will increase each fiscal year up to $1,000,000 during the last year of the agreement, which is the 2002 fiscal year. In recognition of past service and accomplishments, the Company also awarded Ms. Fischer a one-time special bonus of $500,000 payable during 1997 and $500,000 payable during 1998. The agreement provides for annual bonus compensation (as long as the Company has pretax earnings in excess of $200,000) equal to the greater of $200,000 or percentages of base salary contingent upon the Company achieving pretax earnings targets in each fiscal year, up to a maximum bonus equal to 200% of base salary for each fiscal year. In the event that Ms. Fischer elects to participate in the Company's 1998 Cash Bonus Performance Plan for Executive Officers (the "Bonus Plan") during a particular fiscal year, then the provisions of the Bonus Plan will supersede the provisions of the agreement with respect to Ms. Fischer's cash bonus for such fiscal year.

     The agreement provides for annual awards to Ms. Fischer of non-qualified stock options to purchase a number of shares of Common Stock based on the Company's "annual total return to shareholders" for such fiscal year, as compared to the "women's specialty peer group" (as such terms are defined in the agreement). The exercise price of the options is the closing price per share of the Common Stock on the date of grant and the options expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of termination of employment under certain specified circumstances. The agreement provides that the Company will grant to Ms. Fischer restricted stock awards of at least 50,000 shares of Common Stock each fiscal year, contingent upon the attainment of specified performance goals related to the Company's strategic, business and financial objectives. Upon attainment of the goals, Ms. Fischer will be awarded the restricted stock, subject to a vesting schedule. In the event that Ms. Fischer elects to participate under the portion of the 1996 Plan, as amended, governing performance-based awards of restricted shares of Common Stock during a particular fiscal year, then the terms of the 1996 Plan will supersede the provisions of the agreement with respect to awards of restricted stock for such fiscal year.

     Ms. Fischer's employment agreement also includes a confidentiality agreement and a one-year covenant not to compete and not to solicit employees if Ms. Fischer terminates her employment in violation of the agreement prior to the expiration of the term or if the Company terminates her employment for cause. In the event of termination of Ms. Fischer's employment or constructive termination following a "change in control" (as defined therein) of the Company prior to January 31, 2003, Ms. Fischer would be entitled to receive her base salary through the termination date, a lump sum payment of 2.9 times the greater of her then current base salary or her base salary for the most recent fiscal year ended prior to such termination (reduced by the value of certain other benefits), a bonus for the fiscal year in which termination occurs (equal to the greater of her bonus for the most recent fiscal year ended prior to such termination or her bonus for the fiscal year in which such termination occurs based on her then current base salary and assuming that she had been employed by the Company for the entire fiscal year), the continuation of Company-paid health insurance for 36 months, the continuation of other benefits for a period of one year and the right to exercise any stock option to the extent vested and exercisable, at any time during the remaining term of such stock option. The intent of these provisions and the 2.9 limitation is to prevent the benefits from being characterized as parachute payments under Section 280G of the Code. These benefits are not payable unless, prior to January 31, 2003, Ms. Fischer is terminated from employment (including constructive termination) after a change-in-control.

     The Company has agreed to pay Ms. Tassani a severance benefit in the event her employment is terminated without cause equal to a maximum of twelve months' salary. The Company has also agreed to pay Mr. McCain a severance benefit in the event his employment is terminated without cause equal to a maximum of six months' salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal year 1998 were current directors Mr. Feinberg, Ms. Juris, Mr. Morris, Mr. Peters and Ms. Tassani (Ms. Tassani was the chair of the Compensation Committee until June 1998 when she became Executive Vice President-Marketing for the Company in July 1998, at which time she resigned her position as a member of the Compensation Committee). Except for Ms. Tassani, none of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive or director under Item 404 of Regulation S-K or as a current or former officer or employee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee believes that the Company's compensation arrangements should be designed to enable the Company to attract and retain qualified executives, to reward individual performances, and to provide incentives for the achievement of targeted Company performance goals. During the 1997 fiscal year, the Compensation Committee utilized the services of a consulting firm to assist it in determining competitive compensation packages for the Company's key executives.

     The Company's compensation arrangements consist of base salary, cash incentive bonuses and long-term incentive compensation consisting of stock grants or stock options. The Company's compensation programs are designed to:
(i) attract, retain and demonstrate a commitment to key executives; (ii) reinforce strategic initiatives; (iii) align management interests with those of shareholders through grants of stock options; (iv) provide compensation levels that are in line with market practice and performance; and (v) provide above average competitive compensation when aggressive financial performance targets are met. The competitive positioning of compensation levels is periodically reviewed and adjusted as appropriate.

     Effective February 1, 1998, the Company entered into a new employment agreement with Ms. Fischer replacing a previous employment agreement with her. The new agreement extended the term of Ms. Fischer's employment to January 31, 2003. The new agreement increased Ms. Fischer's base salary from $500,000 for the 1997 fiscal year to $700,000 for the 1998 fiscal year, and provides for annual increases in Ms. Fischer's base salary up to $1,000,000 in the 2002 fiscal year. The agreement provides for annual bonuses equal to specified percentages of base salary contingent upon the Company achieving specified targets for pretax earnings in a fiscal year, performance-based awards of options to purchase shares of Common Stock and performance-based awards of restricted stock. In recognition of past service and accomplishments, the Company also awarded Ms. Fischer a one-time special bonus of $500,000 payable during 1997 and $500,000 payable during 1998. See "EXECUTIVE
COMPENSATION --Employment Agreements."

     The Company awarded options to purchase an aggregate of 456,500 shares of Common Stock to 12 officers of the Company under the 1996 Plan and the Company's 1992 Non-Qualified Stock Option Plan.

             MEMBERS OF THE COMPENSATION AND STOCK OPTION COMMITTEE

                           Richard A. Feinberg, Ph.D.
                         Leslie Nathanson Juris, Ph.D.
                                James T. Morris
                                 John E. Peters

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total returns to shareholders, assuming reinvestment of dividends, if any, of the Company, the Standard & Poor's Retail (Specialty Apparel) Index and the Standard & Poor's 500 Index. It assumes an investment of $100 on January 29, 1994, the date immediately prior to the commencement of the Company's last five complete fiscal years, in the Company, the Standard & Poor's Retail (Specialty Apparel) Index and the Standard & Poor's 500 Index.

                   COMPARISON OF 5 YEAR CUMULATIVE RETURNS OF
        THE COMPANY, S&P RETAIL (SPECIALTY APPAREL) INDEX, S&P 500 INDEX

                                                                             S&P RETAIL (SPECIALITY
                                                   PAUL HARRIS STORES            APPAREL) INDEX               S&P 500 INDEX
                                                   ------------------        ----------------------           -------------
'1/29/94'                                                   100                         100                         100
'1994'                                                     46.6                       80.12                      100.53
'1995'                                                    33.01                       95.41                       139.4
'1996'                                                   320.36                      120.81                      176.13
'1997'                                                   133.97                      219.32                      223.52
'1998'                                                   118.44                      372.48                      296.14

                                      --------------------------------------------------------------------------------
                                                                        FISCAL YEAR
                                      --------------------------------------------------------------------------------
                                        1/29/94        1994         1995         1996         1997         1998
----------------------------------------------------------------------------------------------------------------------
 Paul Harris Stores, Inc.                  100.00        46.60        33.01       320.36       133.97       118.44
----------------------------------------------------------------------------------------------------------------------
 S&P Retail (Specialty Apparel)
   Index                                   100.00        80.12        95.41       120.81       219.32       372.48
----------------------------------------------------------------------------------------------------------------------
 S&P 500 Index                             100.00       100.53       139.40       176.13       223.52       296.14
----------------------------------------------------------------------------------------------------------------------

       APPROVAL OF AMENDMENT TO THE 1996 STOCK OPTION AND INCENTIVE PLAN

     On March 2, 1999, the Board of Directors of the Company adopted an amendment to the Company's 1996 Stock Option and Incentive Plan (the "1996 Plan"), and directed that the amendment to the 1996 Plan be submitted to the shareholders of the Company for consideration and approval at the 1999 annual meeting. The amendment would increase from 1,000,000 to 2,000,000 the number of shares of Common Stock available for issuance pursuant to awards made under the 1996 Plan.

     As of March 11, 1999, options to purchase 636,800 shares of Common Stock and 50,000 shares of restricted stock were outstanding under the 1996 Plan. No awards of stock appreciation rights or performance shares have been awarded under the 1996 Plan as of the date of this Proxy Statement.

     The following is a summary of the principal features of the 1996 Plan. The summary is qualified in its entirety by reference to the complete text of the 1996 Plan, as proposed to be amended. The proposed amendment to the 1996 Plan is set forth as Appendix A to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT.

PURPOSE

     The purpose of the 1996 Plan is to promote the long-term interests of the Company and its shareholders by providing a means of attracting and retaining officers and key employees of the Company. The Company believes that employees who own shares of the Company's Common Stock will have a closer identification with the Company and greater motivation to work for the Company's success by reason of their ability as shareholders to participate in the Company's growth and earnings.

ELIGIBLE PERSONS

     Recipients of incentive awards under the 1996 Plan must be, or have been at the time of grant, officers or key employees of the Company or its subsidiaries as determined by the Compensation Committee. The Company presently has approximately 375 officers and employees who fall within the category of key employees and may be considered for incentive awards under the 1996 Plan. No awards may be granted under the 1996 Plan to Directors who are not also employees of the Company or one of its subsidiaries.

SHARES SUBJECT TO THE 1996 STOCK OPTION PLAN

     If the amendment to the 1996 Plan is approved by the shareholders, the number of shares of the Company's Common Stock subject to the 1996 Plan would be increased from 1,000,000 to 2,000,000. The number of shares of the Company's Common Stock subject to the 1996 Plan is subject to adjustment in certain events. No individual participant may receive awards for more than 200,000 shares in any calendar year.

     The number of shares covered by an award under the 1996 Plan reduces the number of shares available for future awards under the 1996 Plan; however, any shares of restricted stock or performance shares that ultimately are forfeited to the Company by the grantee will become available for further incentive awards under the 1996 Plan. Similarly, if any stock option granted under the 1996 Plan terminates or is surrendered or canceled without having been exercised in full, the number of shares then subject thereto is added back to the number of remaining available shares under the 1996 Plan.

     The closing sale price of the Company's Common Stock on April 8, 1999, as quoted on The Nasdaq Stock Market and reported in The Wall Street Journal, was $6.875 per share.

ADMINISTRATION OF THE 1996 PLAN

     The 1996 Plan is administered by the Compensation Committee. The members of the Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as "outside directors" under Section 162(m) of the Code. Subject to the terms of the 1996 Plan, the Compensation Committee has the sole discretion to determine the officers and key employees who shall be granted awards; to designate the number of shares to be covered by each award; to establish vesting schedules; subject to certain restrictions, to specify all other terms of the awards, including the status of awards subsequent to the termination of a grantee's employment with the Company; and to construe and interpret the 1996 Plan.

GRANT OF STOCK OPTIONS

     With respect to the grant of stock options under the 1996 Plan that are intended to qualify as "incentive stock options" under Section 422 of the Code, the option price must be at least 100% (or 110% in the case of any holder of 10% or more of the Company's voting stock) of the fair market value of the Company's Common Stock on the date of the grant of the stock option. The aggregate fair market value (determined on the date of grant) of the shares of stock subject to "incentive stock options" that become exercisable for the first time by a grantee in any calendar year may not exceed $100,000. The Compensation Committee establishes the exercise price of nonqualified stock options at the time the options are granted.

     During the time that the 1996 Plan has been in effect, the Named Executive Officers have received options to purchase the indicated numbers of shares of Common Stock (excluding any options which have been canceled or forfeited) under the 1996 Plan as follows: Charlotte G. Fischer, President and Chief Executive Officer -- 225,000; Sally M. Tassani, Executive Vice
President-Marketing -- 60,000; Thomas McCain, Senior Vice President and Chief Financial Officer -- 50,000; and John H. Boyers, past Senior Vice President-Finance and Treasurer -- 18,300. All current executive officers as a group have been granted options under the 1996 Plan to purchase 335,000 shares of the Company's Common Stock. Additionally, options totaling 351,800 shares have been received by all employees of the Company as a group, other than executive officers, pursuant to the 1996 Plan. The preceding numbers represent all option grants pursuant to the 1996 Plan up to March 31, 1999 and do not include any options which have been canceled or forfeited. None of the current directors who are not executive officers have been granted any options to purchase shares of the Company's Common Stock under the 1996 Plan.

EXERCISE OF STOCK OPTIONS

     No incentive stock option granted under the 1996 Plan may be exercised more than ten years, or five years in the case of any holder of 10% or more of the Company's voting stock, (or such shorter period as the Compensation Committee may determine) from the date it is granted. Nonqualified stock options may be exercised during such period as the Compensation Committee determines at the time of grant.

     Stock options granted under the 1996 Plan become exercisable in one or more installments in the manner and at the time or times specified by the Compensation Committee at the time of grant. Unless otherwise determined by the Compensation Committee, if a grantee's employment with the Company or a subsidiary is terminated for cause or voluntarily by the grantee for any reason other than death, disability or retirement, such grantee's options expire at the date of termination.

     The exercise price of each option together with an amount sufficient to satisfy any tax withholding requirement must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of the Company's Common Stock already owned by the participant, withholding of shares issuable under the award or by any other means which the Compensation Committee determines to be consistent with the purpose of the 1996 Plan.

RESTRICTED STOCK

     The Compensation Committee may grant awards in the form of restricted stock, in which case the participant would be granted shares of the Company's Common Stock, which shares would be subject to such forfeiture provisions and transfer restrictions as the Compensation Committee determined at the time of grant. Pending the lapse of such forfeiture provisions and transfer restrictions, certificates representing shares of restricted stock would be held by the Company, but the grantee generally would have all of the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon.

     While restricted stock would be subject to forfeiture provisions and transfer restrictions for a period or periods of time, the 1996 Plan does not set forth any minimum or maximum duration for such provisions and restrictions. It is expected that the terms of restricted stock awards ordinarily will provide that the restricted stock will be forfeited to the Company if the grantee ceases to be employed by the Company prior to the lapse of the forfeiture provisions and transfer restrictions, subject to exceptions for death, disability or retirement while employed by the Company. It is also expected that a specified percentage of the restricted stock will become free of the forfeiture provisions and transfer restrictions on each anniversary of the date of grant of the restricted stock award.

     During the time that the 1996 Plan has been in effect, the Named Executive Officers have received restricted stock under the 1996 Plan: Ms. Fischer, President and Chief Executive Officer -- 50,000 shares. All current executive officers as a group have been granted restricted stock under the 1996 Plan totaling 50,000 shares. No shares of restricted stock have been received by any employee of the Company, other than Ms. Fischer, pursuant to the 1996 Plan. None of the current directors who are not executive officers have been granted restricted stock under the 1996 Plan.

STOCK APPRECIATION RIGHTS ("SARS")

     SARs may be granted as a separate award or together with an option. The number of shares covered by such SAR will be determined by the Compensation Committee. Upon exercise of an SAR, the participant will receive a payment from the Company equal to (1) the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the base price which, in the case of an SAR granted in connection with a stock option, will equal the exercise price of the underlying option, times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, shares of the Company's Common Stock or a combination thereof as determined by the Compensation Committee.

     As of the date of this Proxy Statement, the Company has not made any awards of SARs.

PERFORMANCE SHARES

     The Compensation Committee may grant awards of performance shares, in which case the grantee could be granted shares of the Company's Common Stock, subject to satisfaction of specified performance goals established by the Compensation Committee. Performance goals may be established on one or more of the following business criteria: earnings per share; return on equity; return on assets; comparable store sales; sales volume; total sales; operating income; market value per share; costs; market shares; total annual return to shareholders; total sales volume; net income; or earnings before interest, taxes, depreciation and amortization. The applicable performance goals and all other terms and conditions of the award are determined in the discretion of the Compensation Committee.

     After an award of performance shares has vested (that is, after the applicable performance goal or goals have been achieved), the grantee will be entitled to a payment of shares of the Company's Common Stock, cash or a combination thereof. However, no grantee shall receive any such payment unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the 1996 Plan and that the performance goals and any other material terms previously established by the Compensation Committee or set forth in the 1996 Plan were in fact satisfied. If a grantee terminates employment prior to the end of the period of time over which the performance shares are being earned for any reason other than death, disability or retirement, all of such grantee's rights with respect to performance shares that have not yet been earned shall be forfeited. However, a grantee shall be entitled to receive any performance shares earned as of the date of termination if the specified performance goals have been attained.

     As of the date of this Proxy Statement, the Company has not made any awards of performance shares.

ADJUSTMENTS IN AWARDS

     In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure of the Company affecting shares of the Company's Common Stock, the Compensation Committee shall adjust the number and class of shares which may be delivered under the 1996 Plan, and the number of class of shares subject to outstanding awards, in such manner as the Compensation Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such awards.

CHANGE IN CONTROL

     In general, if the employment of a recipient of restricted shares is involuntarily terminated within 18 months following a "Change in Control" of the Company, the forfeiture provisions and transfer restrictions applicable to such shares lapse. The Compensation Committee may establish guidelines providing that if the employment of a recipient of performance shares is terminated before the end of the performance cycle by reason of a "Change in Control" the recipient will receive a prorated payment with respect to any performance shares that have not been earned as of the date of termination. In addition, in the event of a tender offer or exchange offer for the Company's Common Stock or upon the occurrence of certain other events, all options and SARs granted under the 1996 Plan shall become exercisable in full, unless otherwise provided by the Compensation Committee.

NONTRANSFERABILITY OF AWARDS

     Except as otherwise expressly provided by the Compensation Committee, awards granted under the 1996 Plan may not be assigned, encumbered or transferred, other than by will or by the applicable laws of descent and distribution.

LOANS BY THE COMPANY

     The 1996 Plan empowers the Company to make loans to grantees in connection with the exercise of stock options or the ownership of restricted stock, up to the following amounts:

          (1) With respect to the exercise of stock options, the sum of the exercise price and the amount of income taxes reasonably estimated to be payable by the grantee in connection with such exercise; or

          (2) With respect to restricted stock, the amount of income taxes reasonably estimated to be payable by the grantee in connection with the ownership of the restricted stock.

     Loans made under the terms of the 1996 Plan bear interest at such rates as may be established by the Company. No loan may have an initial term exceeding three years, but the loan may be renewed at the discretion of the Compensation Committee. With the consent of the Compensation Committee, loans may be repaid in shares of the Company's Common Stock at their then fair market value. Loans may, but are not required to be, secured by shares of the Company's Common Stock.

AMENDMENT OF THE PLAN

     The Board may at any time terminate or amend the 1996 Plan. No amendments to the 1996 Plan will require shareholder approval unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934,
Section 422 of the Code or the requirements of the Nasdaq National Market
System.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the principal federal income tax consequences of awards under the 1996 Plan. The summary is based on current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive.

     Limitation on Amount of Deduction. The Company generally will be entitled to a tax deduction for awards under the 1996 Plan only to the extent that the participants recognize ordinary income from the award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as "performance-based compensation" under Section 162(m). The 1996 Plan has been designed to permit the Compensation Committee to grant awards which qualify for deductibility under Section 162(m).

     Taxation of Ordinary Income and Capital Gains. Subject to certain exceptions, the maximum federal tax rate on "net capital gains" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long-term" if the capital asset was held for more than one year and "short-term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary compensation income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

     Nonqualified Stock Options. An employee who is granted a nonqualified option does not recognize taxable income upon the grant of the option, and the Company is not entitled to a tax deduction at such time. The employee will recognize ordinary income upon the exercise of the option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the option price. Such income will be treated as compensation to the employee subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the employee as ordinary income in the year the income is taxable to the employee. Any appreciation in value after the time of exercise will be taxable to the employee as capital gain and will not result in a deduction by the Company.

     The employee may also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the employee's basis in the shares, the employee will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the employee's basis in the shares, the employee will recognize long-term capital loss if the shares were held for more than one year, and short-term capital loss if the shares were held for one year or less. The employee's basis in the option shares will equal the amount of ordinary income recognized by the employee upon exercise of the option, plus any cash paid to exercise the option.

     Incentive Stock Options. An employee who receives an incentive stock option does not recognize taxable income upon the grant or exercise of the option, and the Company is generally not entitled to a tax deduction. The difference between the option price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the employee in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

     An employee will recognize gain or loss upon the disposition of shares acquired from the exercise of incentive stock options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the option was granted nor one year from the date of exercise), the employee will recognize long-term capital gain or capital loss depending on the selling price of the shares. If option shares are sold or disposed of as part of a disqualifying disposition, the employee must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the option price. Any additional gain will be taxable to the employee as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the employee as ordinary income pursuant to a "disqualifying disposition" by an employee.

     Restricted Stock. An employee who receives an award of restricted stock generally will not recognize taxable income at the time of the award, nor will the Company be entitled to a tax deduction at that time, unless the employee makes an election under Section 83(b) of the Code to recognize the income upon the receipt of the restricted stock. If the election is not made, the employee will recognize ordinary income at such time as the transfer and forfeiture restrictions applicable to such stock lapsed, in an amount equal to the aggregate fair market value of the shares, as of the date such restrictions lapse. If the Company complies with applicable withholding requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income taxable to the employee. Such deduction would be available in the year in which the income is taxable to the employee. Upon disposition of the shares, any amount received in excess of the fair market value of the shares on the date such restrictions lapsed would be treated as long-term or short-term capital gain, depending upon the employee's holding period following such lapse. Dividends or other distributions of property (other than a distribution of Common Stock of the Company) with respect to restricted stock prior to the lapse of the transfer and forfeiture restrictions related thereto would constitute ordinary income to the employee and the Company would be entitled to a deduction at the same time and in the same amount.

     Pursuant to the provisions of Section 83(b) of the Code, an employee who receives restricted stock may elect to be taxed at the time of the award. If the employee so elects, the full value of the shares (without regard to restrictions) at the time of the grant, less any amount paid by the employee, will be taxed to the participant as ordinary income and will be deductible by the Company. Dividends paid with respect to the shares during the period of restriction will be taxable as dividends to the participant and not deductible by the Company. If, after making an election pursuant to Section 83(b), any shares are subsequently forfeited, the employee will be entitled to a capital loss deduction.

     Stock Appreciation Rights. An employee who receives SARs does not recognize taxable income at the time of the award, nor will the Company be entitled to a deduction at that time. Instead, the employee will recognize additional compensation taxable as ordinary income and subject to withholding, and the Company will be entitled to ta tax deduction at the time the SARs are exercised.

     Performance Shares. A participant who receives performance shares will generally recognize additional compensation taxable as ordinary income and subject to withholding, and the Company will be entitled to a tax deduction, at the time payment is made, whether in the form of cash or shares of the Company's Common Stock. To the extent that payment is made in the form of stock, the amount taxable as compensation to the participant and deductible by the Company is measured by the then fair market value of the shares, which constitutes an addition to the participant's tax basis in such shares.

                   APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

     On March 2, 1999, the Board of Directors of the Company approved an amendment to Article V of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock which the Company has authority to issue from 20,000,000 to 40,000,000 (the "Amendment").

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

     As of March 11, 1999, 10,798,814 shares of the Company's Common Stock were issued and outstanding, 500,000 shares of the Company's Common Stock were held as treasury stock, 884,724 shares of the Company's Common Stock were reserved for issuance under the Company's 1992 Non-Qualified Stock Option Plan, 686,800 shares of the Company's Common Stock were reserved for issuance under the Company's 1996 Stock Option and Incentive Plan, 55,000 shares of the Company's Common Stock were reserved for issuance under the Company's Outside Directors Stock Option Plan and 7,074,662 shares of the Company's Common Stock were authorized but unissued and unreserved.

     The Amendment will ensure that shares of the Company's Common Stock will be available, if needed, for the issuance in connection with stock splits, stock dividends, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a shareholders' meeting would be beneficial to the Company. The Company has no immediate plans to issue any of the additional shares of its Common Stock that would be authorized by the Amendment.

     No further action by the shareholders of the Company would be necessary prior to the issuance of the additional shares of the Company's Common Stock, except as may be required by applicable law or any stock exchange on which the Company's securities may then be listed. Neither the shares of the Company's Common Stock presently authorized nor the shares of the Company's Common Stock to be authorized by the Amendment have preemptive rights.

     If someone attempted a hostile takeover of the Company, the use of the additional authorized shares to make a counteroffer for the shares of the bidder or to sell shares to dilute the voting power of the bidder could make the takeover attempt more difficult. The Amendment is not part of a plan by the Company to adopt a series of antitakeover amendments, and the Company's Board of Directors presently is unaware of any effort to accumulate shares of the Company's Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     The Company's Amended and Restated Certificate of Incorporation and By-Laws presently contain certain provisions which could be construed as antitakeover measures. The Company's Amended and Restated Certificate of Incorporation and By-Laws provide that the Board of Directors of the Company will be divided into three classes of directors, with each class to be as nearly equal in number as possible. The term of the office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a full three-year term. The affirmative vote of the holders of a majority of the outstanding shares of the Company's capital stock entitled to vote is required to amend the classified board of directors provisions of the Company's Amended and Restated Certificate of Incorporation or to remove a Director prior to the expiration of his or her term. Under the classified board of directors provisions described above, it would take at least two elections of Directors for anyone to gain control of the Company's Board of Directors. Accordingly, these provisions would tend to discourage unfriendly takeovers.

     The Company's By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as Directors, or to bring other business before an annual meeting of the Company's shareholders. The Company's By-Laws provide that only persons who are nominated by, or at the direction of, the Company's Board of Directors, by a nominating Committee appointed by the Board of Directors, or by a shareholder who has given timely written notice to the Company's Secretary prior to the meeting at which Directors are to be elected, will be eligible for election as Directors of the Company. The Company's By-Laws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company's Board of Directors, or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the By-Laws, a shareholder's notice must also contain certain information specified in the By-Laws.

     The Company's Amended and Restated Articles of Incorporation authorize the Board of Directors (without shareholder approval) to issue shares of Preferred Stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, as may be determined by the Board of Directors. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting or otherwise, that are senior to the rights of holders of Common Stock. In connection with the Company's Shareholder Rights Plan, the Board of Directors authorized the issuance of up to 104,000 shares of Series A Participating Cumulative Preferred Stock upon exercise of rights under the Company's Shareholder Rights Plan. The Shareholder Rights Plan, a "poison pill," can make a takeover attempt of the Company prohibitively expensive absent the Board of Directors approval of the takeover. The Company currently has no shares of Preferred Stock outstanding.

     The Indiana Business Corporation Law (the "IBCL") applies to the Company as an Indiana corporation. Under certain circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

     Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. In the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing corporation have dissenters' rights to receive the fair value of their shares.

     Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. "Issuing public corporation" means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets are within Indiana and either (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned by Indiana residents or (c) 10,000 shareholders resident in Indiana. The above provisions do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or by-laws (including a board adopted by-law) provide that they do not apply. The Company's Amended and Restated Articles of Incorporation and By-Laws do not exclude it from the restrictions imposed by such provisions.

     Sections 23-1-43-1 to 23-1-43-23 of the IBCL restrict the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the interested shareholder's date of acquiring shares unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The Company's Amended and Restated Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

     Under Sections 23-1-22-1 to 23-1-22-5 of the IBCL, in addition to any other provision authorized by any other section of the IBCL or contained in the articles of incorporation or the by-laws, a corporation may establish one or more procedures to regulate transactions that would, when consummated, result in a change of "control" of the corporation. Such a procedure may be established in the original articles of incorporation or by-laws, by an amendment to the articles of incorporation, or notwithstanding the fact that a vote of the shareholders would otherwise be required by any other provision of the IBCL or the articles of incorporation, by an amendment to the by-laws. For purposes of this section, "control" means, for any corporation that has 100 or more shareholders, the beneficial ownership, or the direct or indirect power to direct the voting, of not less than 10% of the voting shares of a corporation's outstanding voting shares.

     Section 23-1-35-1 provides that directors are required to discharge their duties: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner the directors reasonably believe to be in the best interests of the Company. However, this section also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. This statutory exoneration from liability does not affect the liability of directors for violations of the federal securities laws.

     The overall effect of the provisions of the statutes, the Company's Amended and Restated Certificate of Incorporation and By-Laws described above may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's Common Stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

     If the Amendment to increase the number of authorized shares of the Company's Common Stock is approved, the Amendment will become effective upon the filing of a Certificate of Amendment with the Indiana Secretary of State.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The appointment of PricewaterhouseCoopers LLP as independent auditors for the Company during its 1999 fiscal year will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board of Directors upon recommendation of the Audit Committee. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, such representative will be given an opportunity to make a statement and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit Committee of the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS DURING FISCAL 1999.

                     DEADLINE FOR RECEIPT OF SHAREHOLDERS'
                     PROPOSALS FOR THE 2000 ANNUAL MEETING

     Proposals of shareholders that are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Company no later than December 15, 1999 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

     In order to be considered at the 2000 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company's By-Laws. The Company's By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company's Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.10 and Section 1.11 of the Company's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

                           INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the Stock Price Performance Graph and Compensation Committee Report on Executive Compensation included herein shall not be incorporated by reference in any such filings.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the 1998 fiscal year all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely satisfied.

                                 ANNUAL REPORTS

     The Annual Report to Shareholders for the fiscal year ended January 30, 1999 accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS BUT EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO KEITH L. HIMMEL, JR., SECRETARY, PAUL HARRIS STORES, INC., 6003 GUION ROAD, INDIANAPOLIS, INDIANA 46254.

                                                                       EXHIBIT A

                            PAUL HARRIS STORES, INC.
                      1996 STOCK OPTION AND INCENTIVE PLAN

                                SECOND AMENDMENT

     This Paul Harris Stores, Inc. 1996 Stock Option and Incentive Plan (the "Plan") is hereby amended as follows:

          1. Section 5(a) of the Plan is amended to read as follows:

             (a) The maximum number of Shares with respect to which Awards may be made under the Plan is 2,000,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. Any Award which terminates or is surrendered for cancellation or with respect to Restricted Stock or Performance Shares which is forfeited (so long as any cash dividends paid on such Shares are also forfeited), may be subject to new Awards under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

          2. Except as expressly amended, the provisions of the Plan shall remain in full force and effect.

          3. This Amendment shall be effective immediately upon approval by the Company's Board of Directors and shareholders of the Company.

                                          Adopted by the Board
                                          this 2nd day of March, 1999

                                          Approved by the Shareholders
                                          this ____ day of May, 1999

                            PAUL HARRIS STORES, INC.
     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
                          ANNUAL MEETING MAY 19, 1999

     The undersigned hereby constitutes and appoints Charlotte G. Fischer and Keith L. Himmel, Jr., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders to be held at the Paul Harris store at 11 South Meridian Street, Indianapolis, Indiana 46204 on Wednesday, May 19, 1999, and at any adjournment thereof, on all matters coming before said meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                    [SEE REVERSE
                                                                    SIDE]

[ x ]  Please mark your
       votes as in this
       example.

This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election as directors of all nominees and FOR Proposals 2, 3, and 4.

                       FOR    WITHHELD
                       ALL      ALL
                       ---    --------
1. ELECTION OF         [  ]     [  ]
   DIRECTORS
                       Director
                       Nominees:
                       Richard A.
                       Feinberg, Ph.D.
                       and Charlotte
                       G. Fischer
(To withhold authority to vote for any
nominee, write that nominee's name in
the space provided below.)
--------------------------------------

                                                                               FOR  AGAINST  ABSTAIN
                                                                               ---  -------  -------
                                                        2. Proposal to         [  ]  [  ]     [  ]
                                                           approve the
                                                           proposed amendment
                                                           to the Company's
                                                           1996 Stock Option
                                                           and Incentive
                                                           Plan.
                                                        3. Proposal to         [  ]  [  ]     [  ]
                                                           approve the
                                                           amendment to the
                                                           Company's Amended
                                                           and Restated
                                                           Articles of
                                                           Incorporation.
                                                        4. Proposal to ratify  [  ]  [  ]     [  ]
                                                           the appointment of
                                                           PricewaterhouseCoopers
                                                           LLP as independent
                                                           auditors for the
                                                           fiscal year 1999.
                                                        5. Upon or in connection with the
                                                           transaction of such other business as may
                                                           properly come before the meeting or any
                                                           adjournment thereof.

              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [  ]

 Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature:
---------------------------------
--------------------------------- Dated:
------------------ , 1999

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.